Exhibit 99.1

American Technical Ceramics Corp. Announces Second Quarter Financial Results

    HUNTINGTON STATION, N.Y.--(BUSINESS WIRE)--Feb. 2, 2006--AMERICAN TECHNICAL CERAMICS CORP. (AMEX Symbol: AMK), a leading manufacturer of high-performance electronic components, including capacitors and thin film circuits for a broad range of commercial and military applications, today announced financial results for the second fiscal quarter and the six months ended December 31, 2005.
    Net sales for the quarter ended December 31, 2005 increased 21% to $19,678,000 from $16,229,000 in the comparable quarter in fiscal year 2005. Net income amounted to $1,929,000, or a diluted earnings per common share of $0.22, compared with net income of $766,000, or a diluted earnings per common share of $0.09, for the comparable quarter ended December 31, 2004.
    Net sales for the six months ended December 31, 2005 increased 12% to $37,180,000 from $33,157,000 in the comparable period in fiscal year 2005. Net income amounted to $1,238,000, or a diluted earnings per common share of $0.14, compared with net income of $1,366,000, or a diluted earnings per common share of $0.16, for the comparable period ended December 31, 2004.
    Management stated that the increase in net sales for the three and six month periods as compared to the comparable periods of the prior fiscal year were a result of higher sales volumes in most of the Company's product lines primarily due to strong shipments to customers in the wireless infrastructure and military markets.
    Net income increased for the three months ended December 31, 2005 compared to the comparable period in the prior fiscal year primarily due to the increased revenues and cost reduction measures implemented during the second quarter.
    Net income declined slightly for the six months ended December 31, 2005 compared to the comparable period in the prior fiscal year primarily due to the additional expenses incurred during the Company's information system conversion efforts during the first quarter, partially offset by the increased revenues and the cost reduction measures implemented during the second quarter.
    Bookings for the three months ended December 31, 2005 were approximately $22.0 million, a substantial increase over the levels achieved in both the comparable quarter of the prior fiscal year and the sequential quarter of the current fiscal year. These increases are primarily due to the strong demand from customers in the military, semiconductor equipment and wireless infrastructure markets.
    Victor Insetta, President and Chief Executive Officer of the Company, stated, "We are pleased that we have returned to strong profitability. Our business operations have completely returned to normal and we are well positioned to serve the strong demand we are seeing in our industry. The outlook for the balance of the fiscal year remains positive and we expect demand from our customers to be strong."
    American Technical Ceramics Corp. designs, develops, manufactures and markets electronic components, including ceramic multilayer capacitors and custom thin film circuits. The Company's products are utilized in a broad range of commercial and military applications, including wireless infrastructure, fiber optics, medical electronics, semiconductor manufacturing equipment and satellite equipment.

    The Company invites you to participate in its upcoming quarterly investors' conference call with management. The details are as follows:


                       Friday, February 3, 2006
                        11:00 A.M. Eastern Time
                      TOLL FREE CALL IN NUMBERS:
           (800) 688-0836 and (617) 614-4072 (International)
                           Passcode 84773710

    A replay of the call will be available for approximately two weeks beginning shortly after the call ends. The numbers to call to hear the replay are (888) 286-8010 (USA) and (617) 801-6888 (International).
The access code is 92569375.
    A live webcast of the call will begin at 11:00 a.m., Eastern Time, on Friday, February 3, 2006. To access the webcast, go to the Company's website, www.atceramics.com, and click on the webcast icon in the Investor Relations section. This webcast will be available for two weeks.
    "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:
    This release may contain forward-looking statements that are subject to risks and uncertainties, including, but not limited to, economic and political conditions, the impact of competitive products, product demand and market acceptance risks, changes in product mix, costs and availability of raw materials, fluctuations in operating results, delays in development of highly-complex products, risks associated with international sales and sales to the U.S. military, risk of customer contract or sales order cancellation and other risks detailed from time to time in American Technical Ceramics Corp.'s filings with the Securities and Exchange Commission, including, without limitation, those contained under the caption "Item 1. BUSINESS - CAUTIONARY STATEMENTS REGARDING FORWARD - LOOKING STATEMENTS" in the Company's Annual Report on Form 10-K. These risks could cause the Company's actual results for future periods to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. Any forward-looking statements represent the Company's expectations or forecasts only as of the date they were made and should not be relied upon as representing its expectations or forecasts as of any subsequent date. The Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, even if its expectations or forecasts change.



          American Technical Ceramics Corp. and Subsidiaries
          --------------------------------------------------
                 (in thousands, except per share data)


              Condensed Consolidated Balance Sheet Data
              -----------------------------------------
                                     December 31, 2005   June 30, 2005
                                        (unaudited)
                                     -----------------   -------------
Cash and Investments                     $     9,548     $     6,950
Accounts Receivable                            9,200          10,008
Inventories                                   28,062          27,540
Current Assets                                50,194          48,173
Total Assets                                  82,279          77,872
Current Liabilities                            9,175           9,141
Total Liabilities                             20,417          17,725
Total Stockholders' Equity                    61,862          60,147


         Condensed Consolidated Statement of Operations Data
         ---------------------------------------------------
                                          Three Months Ended
                                             (unaudited)
                                -------------------------------------
                                December 31, 2005  December 31, 2004
                                -----------------  ------------------
Net Sales                         $       19,678      $       16,229
Gross Profit                               7,965               5,670
Operating Income                           2,993               1,186
Net Income                                 1,929                 766
Earnings Per Common Share:
    Basic                         $         0.23      $         0.09
    Diluted                       $         0.22      $         0.09
Weighted Average Common Shares
 Outstanding:
    Basic                                  8,538               8,391
    Diluted                                8,816               8,747


         Condensed Consolidated Statement of Operations Data
         ---------------------------------------------------
                                           Six Months Ended
                                             (unaudited)
                                 ------------------------------------
                                 December 31, 2005  December 31, 2004
                                 -----------------  -----------------
Net Sales                         $       37,180      $       33,157
Gross Profit                              11,840              10,962
Operating Income                           2,106               2,106
Net Income                                 1,238               1,366
Earnings Per Common Share:
    Basic                         $         0.15      $         0.16
    Diluted                       $         0.14      $         0.16
Weighted Average Common Shares
 Outstanding:
    Basic                                  8,527               8,327
    Diluted                                8,833               8,695

    CONTACT: American Technical Ceramics Corp.
             Kathleen M. Kelly, 631-622-4710
             invest@atceramics.com
                 or
             The Global Consulting Group
             Allan Jordan, 646-284-9400
             ajordan@hfgcg.com